EXHIBIT 99.1

Financial Statements of Chittenden Corporation

as of and for the year ended December 31, 2006

ITEM 8 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(in thousands)
Assets
Cash and cash equivalents	$199,358	$180,707
Securities available for sale	1,137,352	1,383,909
FRB and FHLB stock	13,403	19,352
Loans held for sale	17,354	19,737
Loans	4,697,210	4,487,490
Less: Allowance for loan losses	(62,160)	(60,822)

Net loans	4,635,050	4,426,668
Accrued interest receivable	33,123	32,621
Other assets	83,938	93,377
Premises and equipment, net	67,036	69,731
Mortgage servicing rights	14,155	13,741
Identified intangibles	14,996	17,655
Goodwill	216,038	216,038

Total assets	$6,431,803	$6,473,536

Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Demand	$966,758	$973,752
Savings	468,294	489,734
NOW	861,435	861,000
Cash management / money market	1,655,349	1,749,878
Certificates of deposit less than $100,000	848,814	814,289
Certificates of deposit $100,000 and over	678,243	625,682

Total deposits	5,478,893	5,514,335
Securities sold under agreements to repurchase	73,611	56,315
Other borrowings	136,409	171,008
Accrued expenses and other liabilities	71,804	60,488

Total liabilities	5,760,717	5,802,146
STOCKHOLDERS’ EQUITY:
Preferred stock—$100 par value—authorized: 1,000,000 shares—issued and outstanding: none	—	—
Common stock—$1 par value—authorized: 120,000,000 shares—issued and outstanding: 50,234,661 in 2006 and 50,219,825 in 2005	50,235	50,220
Surplus	276,034	276,278
Retained earnings	468,331	419,057
Treasury stock, at cost—4,874,536 shares in 2006 and 3,390,777 shares in 2005	(105,666)	(60,801)
Accumulated other comprehensive income	(24,008)	(18,968)
Directors’ deferred compensation to be settled in stock	6,160	5,604

Total stockholders’ equity	671,086	671,390

Total liabilities and stockholders’ equity	$6,431,803	$6,473,536

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(in thousands, except per share amounts)
INTEREST INCOME:
Interest on loans	$319,307	$261,359	$209,107
Interest on investment securities:
Taxable	54,930	58,177	60,413
Tax-favored	21	45	53
Short-term investments	454	661	194

Total interest income	374,712	320,242	269,767

INTEREST EXPENSE:
Deposits	108,553	63,926	36,439
Borrowings	17,157	12,003	7,830

Total interest expense	125,710	75,929	44,269

Net interest income	249,002	244,313	225,498
Provision for credit losses	6,920	5,154	4,377

Net interest income after provision for credit losses	242,082	239,159	221,121

NONINTEREST INCOME:
Investment management and trust	21,293	20,017	21,622
Service charges on deposits	16,728	16,113	17,886
Mortgage servicing	2,106	1,829	159
Gains on sales of loans, net	6,294	9,021	9,661
Credit card income, net	5,107	4,536	4,150
Insurance commissions, net	5,805	6,365	6,966
Other	12,856	12,083	12,961

Total noninterest income	70,189	69,964	73,405

NONINTEREST EXPENSE:
Salaries	93,217	89,496	88,460
Employee benefits	22,155	22,218	21,958
Net occupancy expense	23,424	24,094	22,669
Data processing	4,079	3,457	6,188
Amortization of intangibles	2,659	2,768	3,077
Conversion and restructuring charges	—	—	2,266
Other	40,833	41,808	38,572

Total noninterest expense	186,367	183,841	183,190

Income before income taxes	125,904	125,282	111,336
Income tax expense	40,436	43,243	38,656

Net income	$85,468	$82,039	$72,680

Basic earnings per share	$1.85	$1.76	$1.58
Diluted earnings per share	1.83	1.74	1.56
Dividends per share	0.78	0.72	0.70
Weighted average common shares outstanding	46,235	46,503	46,106
Weighted average common and common equivalent shares outstanding	46,802	47,051	46,731

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

Years ended December 31, 2006, 2005 and 2004

(In thousands)

	Comp- rehensive Income	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accum- ulated Other Comp- rehensive Income	Directors’ Deferred Comp. Stock	Unearned Portion of Employee Restricted Stock	Total Stock- holders’ Equity
BALANCE AT DECEMBER 31, 2003		$50,178	$265,400	$329,681	$(78,579)	$15,595	$4,413	$(35)	$586,653
Comprehensive income:
Net income	$72,680	—	—	72,680	—	—	—	—	72,680
Other comprehensive income (Note 8)	(14,923)	—	—	—	—	(14,923)	—	—	(14,923)

Total comprehensive income	$57,757

Cash dividends ($0.70 per share)		—	—	(31,889)	—	—	—	—	(31,889)
Shares issued under stock plans, net		26	2,098	—	9,333	—	(16)	2	11,443
Shares based compensation		—	3,841	—	—	—	—	—	3,841
Amortization of restricted stock		—	—	—	—	—	—	15	15
Directors’ deferred compensation		—	—	—	—	—	533	—	533

BALANCE AT DECEMBER 31, 2004		50,204	271,339	370,472	(69,246)	672	4,930	(18)	628,353
Comprehensive income:
Net income	$82,039	—	—	82,039	—	—	—	—	82,039
Other comprehensive income (Note 8)	(19,640)	—	—	—	—	(19,640)	—	—	(19,640)

Total comprehensive income	$62,399

Cash dividends ($0.72 per share)		—	—	(33,454)	—	—	—	—	(33,454)
Shares issued under stock plans, net		16	2,817	—	8,445	—	—	—	11,278
Shares based compensation		—	2,122	—	—	—	—	—	2,122
Amortization of restricted stock		—	—	—	—	—	—	18	18
Directors’ deferred compensation		—	—	—	—	—	674	—	674

BALANCE AT DECEMBER 31, 2005		50,220	276,278	419,057	(60,801)	(18,968)	5,604	—	671,390
Other Comprehensive income:
Net income	$85,468	—	—	85,468	—	—	—	—	85,468
Foreign currency translation adjustment	(2)	—	—	—	—	(2)	—	—	(2)
Unrealized holding gains on securities	2,071	—	—	—	—	2,071	—	—	2,071
Reclassification adj. for realized gains on investments	(7)	—	—	—	—	(7)	—	—	(7)
Adoption of FASB Statement No. 158	—	—	—	—	—	(7,102)	—	—	(7,102)

Total other comprehensive income	$87,530

Cash dividends ($0.78 per share)		—	—	(36,194)	—	—	—	—	(36,194)
Share repurchases		—	—	—	(51,143)	—	—	—	(51,143)
Shares issued under stock plans, net		15	1,009	—	6,278	—	—	—	7,302
Shares based compensation		—	3,161	—	—	—	—	—	3,161
Excess tax benefits from employee stock plans		—	131	—	—	—	—	—	131
SFAS 123R adoption adjustment		—	(4,545)	—	—	—	—	—	(4,545)
Directors’ deferred compensation		—	—	—	—	—	556	—	556

BALANCE AT DECEMBER 31, 2006		$50,235	$276,034	$468,331	$(105,666)	$(24,008)	$6,160	$—	$671,086

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,468	$82,039	$72,680
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	6,920	5,154	4,377
Depreciation	7,427	8,066	7,977
Amortization of intangible assets	2,659	2,768	3,077
Amortization (accretion) of premiums, fees, and discounts, net	8,132	11,333	15,110
Share-based payment compensation	4,040	2,572	3,841
Provision for (Recovery on) of impairment of MSR asset	(17)	(380)	(1,691)
Investment securities (gains) losses	—	—	(2,335)
Prepaid income taxes	(2,365)	(5,393)	(341)
Loans originated and purchased for sale	(304,853)	(413,586)	(499,350)
Proceeds from sales of loans	309,599	430,786	495,648
Gains on sales of loans, net	(6,294)	(9,021)	(9,661)
Changes in assets and liabilities:
Accrued interest receivable	(502)	(3,665)	168
Other assets	28,276	(1,787)	17,014
Accrued expenses and other liabilities	(6,056)	12,015	1,168

Net cash provided by operating activities	132,434	120,901	107,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid, net of cash acquired in acquisition of National Pension Service	—	—	(1,120)
Proceeds from sale (purchase) of FRB and FHLB stock	5,958	(109)	1,510
Proceeds from sales of securities available for sale	37,455	26,196	195,437
Proceeds from maturing securities and principal payments on securities available for sale	230,684	263,883	325,115
Purchases of securities available for sale	(25,318)	(265,706)	(409,963)
Loans originated, net of principal repayments	(224,583)	(420,181)	(362,894)
Purchases of premises and equipment	(4,732)	(3,526)	(10,118)

Net cash provided by (used in) investing activities	19,464	(399,443)	(262,033)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	(35,442)	475,605	68,839
Net increase (decrease) in borrowings	(34,599)	(108,747)	71,301
Net increase (decrease) in repurchase agreements	17,296	(20,401)	(2,264)
Common stock transactions, net	6,835	9,778	9,893
Dividends on common stock	(36,194)	(33,454)	(31,889)
Repurchase of common stock	(51,143)	—	—

Net cash provided by (used in) financing activities	(133,247)	322,781	115,880

Net increase (decrease) in cash and cash equivalents	18,651	44,239	(38,471)
Cash and cash equivalents at beginning of year	180,707	136,468	174,939

Cash and cash equivalents at end of year	$199,358	$180,707	$136,468

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$127,598	$77,933	$45,277
Income taxes	40,307	50,323	27,529
Non-cash investing and financing activities:
Assets acquired through foreclosure and repossession	425	472	1,021
Issuance of treasury and restricted stock	591	637	3
Assets acquired and liabilities assumed through acquisitions:
Fair value of assets acquired, including core deposit intangibles	—	—	854
Cash paid	—	—	1,120
Goodwill Acquired	—	—	266

The accompanying notes are an integral part of these consolidated financial statements.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chittenden Corporation (the “Company”) and its subsidiaries: Chittenden Trust Company (CTC), and its subsidiaries Chittenden Insurance Group, LLC (CIG), Chittenden Securities, LLC (CSC) and Chittenden Commercial Finance (CCF); The Bank of Western Massachusetts (BWM); Flagship Bank and Trust Company (FBT); Maine Bank & Trust (MBT); and Ocean National Bank (ONB). (CTC, BWM, FBT, MBT, and ONB are collectively referred to as the “Banks.”) All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year balances to conform to the current year presentation.

Nature of Operations

The Banks’ primary business is providing loans, deposits, and other banking services to commercial, individual, and public sector customers. Chittenden Mortgage Services is a mortgage banking operation with offices in Brattleboro, Vermont. CIG is an independent insurance agency with offices in Vermont, Massachusetts and New Hampshire. CSC is a registered broker/dealer providing brokerage services to its customers through banking locations in Vermont, Massachusetts, New Hampshire, and Maine. CCF’s commercial finance operations are based in Montreal, Quebec.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for credit losses, income tax expense, recognition of interest income on loans, and the recognition of restructuring charges.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks, interest-bearing deposits and certain money market fund investments. Cash equivalents are accounted for at cost, which approximates fair value.

Investments

Investments in debt securities may be classified as held for investment and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not classified as held for investment and equity securities that have readily determinable fair values are classified as either trading securities or securities available for sale. Trading securities are investments purchased and held principally for the purpose of selling in the near term; securities available for sale are investments not classified as trading or held for investment. All of the Company’s securities are classified as available for sale.

Securities transferred between categories are accounted for at market value. Unrealized holding gains and losses on trading securities are included in earnings; unrealized holding gains and losses on securities available for sale or on securities transferred into the available for sale category from the held for investment category are

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reported as a separate component of stockholders’ equity, net of applicable income taxes. Unrealized losses that are considered other than temporary in nature are recognized in earnings. The Company uses the specific identification method to determine the cost basis in the recognition of gains and losses on the sales of securities as well as the calculation of unrealized gains and losses.

Loans

Loans are stated at the amount of unpaid principal, net of unearned discounts and unearned loan origination fees. Such fees and discounts are accreted using the effective-interest method. Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless they are adequately secured and in the process of collection or on other loans when management believes collection is doubtful. All loans considered impaired (except troubled debt restructurings), as defined in the following paragraph, are nonaccruing. Interest on nonaccruing loans is recognized as payments are received when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on nonaccrual status, all unpaid interest previously accrued is reversed against current-period interest income.

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate. In the case of collateral dependent loans, impairment may be measured based on the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Allowance for Loan Losses

The allowance for loan losses is based on management’s estimate of the amount required to reflect the probable inherent losses in the loan portfolio, based on circumstances and conditions known at each reporting date. There are inherent uncertainties with respect to the collectibility of the Banks’ loans. Because of these inherent uncertainties, it is reasonably possible that actual losses experienced in the near term may differ from the amounts reflected in these consolidated financial statements.

Adequacy of the allowance is determined using a consistent, systematic methodology, which analyzes the size and risk of the loan portfolio. In addition to evaluating the collectibility of specific loans when determining the adequacy of the allowance for loan losses, management also takes into consideration other factors such as changes in the mix and volume of the loan portfolio, historic loss experience, the amount of delinquencies and loans adversely classified, and economic trends. An allocation process whereby specific loss allocations are made against certain adversely classified loans, and general loss allocations are made against segments of the loan portfolio, which have similar attributes together, assesses the adequacy of the allowance for loan losses.

Provisions charged against current earnings increase the allowance for loan losses. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is doubtful. Recoveries on loans previously charged off are credited to the allowance. While management uses available information to assess probable losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies periodically review the Company’s allowance for loan losses as an integral part of their examination process. Such agencies may require the Company to recognize additions to the allowance based on judgments different from those of management.

Credit quality of the commercial portfolios is quantified by a corporate credit rating system designed to parallel regulatory criteria and categories of loan risk. Individual loan officers monitor their loans to ensure appropriate rating assignments are made on a timely basis. Risk ratings and quality of both commercial and

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consumer credit portfolios are also assessed on a regular basis by an independent Credit Review Department. Credit Review personnel conduct ongoing portfolio trend analyses and individual credit reviews to evaluate loan risk and compliance with corporate lending policies. Results and recommendations from this process provide senior management and the Board of Directors with independent information on the loan portfolio condition. Consumer and residential real estate loan quality is evaluated on the basis of delinquency data and other credit data available due to the large number of such loans and the relatively small size of individual credits.

Key elements of the above estimates, including assumptions used in developing independent appraisals, are dependent on the economic conditions prevailing at the time such estimates are made. Accordingly, uncertainty exists as to the final outcome of certain valuation judgments as a result of changes in economic conditions in the Banks’ lending areas.

Loan Origination and Commitment Fees

Loan origination and commitment fees, and certain loan origination costs, are deferred and amortized over the contractual term of the related loans as yield adjustments using primarily the level-yield method. When loans are sold or paid off, the unamortized net fees and costs are recognized in income. Net deferred loan fees amounted to $6,849,000 and $6,720,000 at December 31, 2006 and 2005, respectively.

Loans Held for Sale / Gains and Losses on Sales of Mortgage Loans

Loans held for sale are carried at the lower of aggregate cost or market value. Gains and losses on sales of mortgage loans are recognized at the time of the sale and are generally comprised of 1) an amount representing a mortgage servicing right (see below) and 2) a cash gain or loss based on the sale of the loan to a third party. The price paid by a willing third party is influenced by the contractual interest rate charged to the borrower and the prevailing market rate for similar loans. The Company enters into forward sale contracts on substantially all loan commitments at the time that the customer locks their contractual interest rate, so that the exposure due to interest rate changes on the cash gain / loss recognized by the Company is minimal.

Mortgage Servicing Rights

Servicing assets are recognized when rights are acquired through purchase or sale of residential mortgage loans. Capitalized servicing rights are amortized against mortgage servicing income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Servicing assets are evaluated regularly for impairment based upon the fair value of the servicing rights as compared to their amortized cost. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the premises and equipment. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives of the improvements. Expenditures for maintenance, repairs, and renewals of minor items are charged to expense as incurred.

Other Real Estate Owned

Collateral acquired through foreclosure (“Other Real Estate Owned” or “OREO”) is recorded at the lower of the carrying amount of the loan or the fair value of the property, less estimated costs to sell, at the time of acquisition. Net operating income or expense related to OREO is included in noninterest expense in the accompanying consolidated statements of income.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Identified Intangible Assets & Goodwill

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in various acquisitions as well as core deposit intangibles (CDI) and customer list intangibles. Core deposit intangibles are amortized on a straight-line basis over 10 years. The straight-line basis is used because the Company has not experienced significant run off of core deposits in its past acquisitions. The customer list intangibles are also amortized straight-line over 10 years. The Company periodically evaluates intangible assets for impairment on the basis of whether these assets are fully recoverable from projected, undiscounted net cash flows of the related acquired segment or customer base.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is based on management’s estimate of the amount required to reflect the probable inherent losses on outstanding letters of credit, merchant processing activity and unused loan credit lines. Adequacy of the reserve is determined using a consistent, systematic methodology, similar to the one, which analyzes the allowance for loan losses. Additionally, management must also estimate the likelihood that these commitments would be funded and become loans. This is done by evaluating the historical utilization of each type of unfunded commitment and estimating the likelihood that the current utilization rates on lines available at the balance sheet date could increase in the future.

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is based on the weighted average number of shares of common stock outstanding adjusted for the incremental shares attributed to outstanding common stock equivalents, using the treasury stock method. Common stock equivalents include options granted under the Company’s stock plans and shares to be issued under the Company’s Directors’ Deferred Compensation Plan.

Investment Management and Trust

Assets under administration of approximately $9.0 billion and $9.1 billion at December 31, 2006 and 2005, respectively, held by the Banks in a fiduciary or agency capacity for customers, are not included in the accompanying consolidated balance sheets. Investment management and trust income is recorded on the cash basis (which approximates the accrual method) in accordance with industry practice.

Credit Card Income

Credit card income includes interchange income from business credit cards issued by the Company, and merchant discount income. Merchant discount income consists of the fees charged on credit card receipts submitted by the Company’s commercial customers. Credit card income is presented net of credit card expense, which includes fees paid by the Company to credit card issuers and third-party processors. Such amounts are recognized on the accrual basis, and are presented in noninterest income in the consolidated statements of income.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Insurance Commissions

Insurance commission income is recognized when billed to the customer, net of commissions paid to the producing agent. In addition, CIG may receive additional performance commissions based on achieving specific sales goals and loss experience targets.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) which amends SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company adopted SFAS 123R using the modified retrospective method. The modified retrospective method requires that compensation cost be recognized beginning with the effective date 1) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and 2) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R. The modified retrospective method also requires companies to adjust prior year financials based on the amounts previously reported under the SFAS 123 pro forma disclosures for all prior periods in which SFAS 123 was effective.

Accounting for Derivatives

The Company accounts and reports for derivative instruments in accordance with Statement of Financial Accounting 149, Amendment of Statement of 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends Statement 133 for decisions made (1) as part of the Derivatives Implementation Group, (2) in connection with other Board projects dealing with financial instruments, and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative. Statements 133 and 149 require companies to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value.

Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies, as a fair value hedge, along with changes in fair value of the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in noninterest income. If a derivative has ceased to be highly effective, hedge accounting is discontinued prospectively.

On May 21, 2002, a wholly-owned subsidiary of the Company, Chittenden Capital Trust I (the “Trust”), issued $125 million of 8% trust preferred securities (“TPS”) to the public and invested the proceeds from this offering in an equivalent amount of junior subordinated debentures issued by the Company. The TPS pay interest quarterly, are mandatorily redeemable on July 1, 2032 and may be redeemed by the Trust at par any time on or after July 1, 2007. Concurrent with the issuance of these securities, the Company entered into interest rate swap agreements with two counterparties, in which the Company receives 8% fixed on the notional amount of $125 million, while paying the counterparties a variable rate based on the three month LIBOR (London Interbank Offered Rate), plus approximately 122 basis points. The Company’s risk management objective for undertaking the hedge is to hedge its exposure to changes in the risk free (or benchmark) rate, specifically LIBOR. The Company designated the swap transactions as hedging the exposure in changes in the fair value of its obligation to pay 8% fixed; therefore the hedge is considered a fair value hedge. The Company assesses effectiveness of the hedge on an ongoing basis utilizing the dollar offset method effectiveness test. In August 2006, the Company terminated the interest rate swap agreements with both counterparties and settled with a final payment of interest and termination fees of $372,000.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restructuring Charges

The Company has adopted Statement of Financial Accounting Standard No. 146 Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which contains specific guidance regarding the types of, and circumstances under which, certain expenses related to restructuring activities can be accrued. In general, SFAS 146 requires that the Company have a detailed plan in place, which has been communicated to employees affected. Significant management judgment is required in estimating the amount of expense that is appropriate to recognize in relation to these plans.

Accounting Policies Adopted in the Current Period

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123R) which amends SFAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. The Company adopted SFAS 123R using the modified retrospective method. The modified retrospective method requires that compensation cost be recognized beginning with the effective date 1) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and 2) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R. The modified retrospective method also requires companies to adjust prior year financials based on the amounts previously reported under the SFAS 123 pro forma disclosures for all prior periods in which SFAS 123 was effective. See Note 9 for a more detailed description of the Company’s adoption of SFAS 123R.

Effective November 15, 2006, the Company adopted Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatements present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The adoption of SAB 108 had no impact on the reported results of operations or financial conditions.

Effective December 15, 2006, the Company adopted Financial Accounting Standards Board Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date—the date at which the benefit obligation and plan assets are measured—is required to be the company’s fiscal year end. SFAS 158 was effective for publicly held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. See Note 10 for a more detailed description of the Company’s adoption of SFAS 158.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2 INTANGIBLE ASSETS AND GOODWILL

Identified Intangible Assets

	As of December 31, 2006 (in thousands)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Core deposit intangibles	$28,541	$16,871	$11,670
Customer list intangibles	3,498	1,363	2,135
Acquired trust relationships	4,000	2,809	1,191

Total	$36,039	$21,043	$14,996

Aggregate Amortization Expense:
For the twelve months ended December 31, 2006	$2,659

Estimated Amortization Expense:
For year ended 12/31/07	2,659
For year ended 12/31/08	2,659
For year ended 12/31/09	2,659
For year ended 12/31/10	2,542
For year ended 12/31/11	2,379

There were no changes in the carrying amount of goodwill for the year ended December 31, 2006.

Note 3 INVESTMENTS

Investment securities at December 31, 2006 and 2005 are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(in thousands)
2006
SECURITIES AVAILABLE FOR SALE:
U.S. government agency obligations	$497,704	$7	$(9,905)	$487,806
Mortgage-backed securities	332,823	372	(12,497)	320,698
Corporate bonds and notes	329,397	28	(5,280)	324,145
U.S. Treasury securities	3,841	6	(80)	3,767
Other debt securities	820	—	—	820
Obligations of states and political subdivisions	116	—	—	116

Total securities available for sale	$1,164,701	$413	$(27,762)	$1,137,352

2005
SECURITIES AVAILABLE FOR SALE:
U.S. government agency obligations	$548,734	$80	$(12,690)	$536,124
Corporate bonds and notes	451,483	630	(6,661)	445,452
Mortgage-backed securities	406,353	1,107	(11,710)	395,750
U.S. Treasury securities	5,342	2	(105)	5,239
Other debt securities	842	—	—	842
Obligations of states and political subdivisions	500	2	—	502

Total securities available for sale	$1,413,254	$1,821	$(31,166)	$1,383,909

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information related to sales of debt securities in each of the years ended December 31:

	2006	2005	2004
	(in thousands)
Proceeds	$37,455	$26,196	$195,437
Realized losses	138	97	2,448
Realized gains	148	103	4,783

The market value of securities pledged to secure U.S. Treasury borrowings, public deposits, securities sold under agreements to repurchase, and for other purposes required by law, amounted to $645 million and $519 million at December 31, 2006 and 2005, respectively.

The following table shows the maturity distribution of the amortized cost of the Company’s investment securities at December 31, 2006, with comparative totals for 2005. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations:

	Within One Year	After One But Within Five Years	After Five But Within Ten Years	After Ten Years	Total
	(in thousands)
Investment securities:
U.S. Treasury securities	$1,102	$2,739	$—	$—	$3,841
U.S. government agency obligations	122,365	375,327	12	—	497,704
Obligations of states and political subdivisions	4	14	17	81	116
Mortgage-backed securities (1)	93,101	169,444	68,990	1,288	332,823
Corporate bonds and notes	95,740	233,657	—	—	329,397
Other debt securities	10	810	—	—	820

Total investment securities	$312,322	$781,991	$69,019	$1,369	$1,164,701

Comparative totals for 2005	$264,741	$1,061,416	$85,223	$1,874	$1,413,254

(1)	Maturities of mortgage-backed securities are based on contractual payments and estimated mortgage loan prepayments.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows the maturity distribution of the fair value of the Company’s investment securities at December 31, 2006, with comparative totals for 2005. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations:

	Within One Year	After One But Within Five Years	After Five But Within Ten Years	After Ten Years	Total
	(in thousands)
INVESTMENT SECURITIES:
U.S. Treasury securities	$1,081	$2,686	$—	$—	$3,767
U.S. government agency obligations	121,138	366,655	13	—	487,806
Obligations of states and political subdivisions	4	14	17	81	116
Mortgage-backed securities (1)	89,710	163,271	66,476	1,241	320,698
Corporate bonds and notes	95,440	228,705	—	—	324,145
Other debt securities	10	810	—	—	820

Total investment securities	$307,383	$762,141	$66,506	$1,322	$1,137,352

Comparative totals for 2005	$261,390	$1,037,690	$83,003	$1,826	$1,383,909

(1)	Maturities of mortgage-backed securities are based on contractual repayments and estimated mortgage loan prepayments.

The following table is a summary of those investment securities that had been in a continuous unrealized loss position for less than and greater than twelve months as of December 31, 2006 and 2005, respectively:

December 31, 2006 (in thousands):

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of Investment Securities
U.S. Treasury securities	$0	$0	$3,265	($80)	$3,265	($80)
U.S. government agency obligations	25,721	(99)	459,077	(9,806)	484,798	(9,905)
Mortgage-backed securities	11,010	(34)	283,788	(12,463)	294,798	(12,497)
Corporate bonds and notes	6,022	(1)	274,770	(5,279)	280,792	(5,280)

Total temporarily impaired securities	$42,753	($134)	$1,020,900	($27,628)	$1,063,653	($27,762)

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005 (in thousands):

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of Investment Securities
U.S. Treasury securities	$288	($5)	$3,950	($100)	$4,238	($105)
U.S. government agency obligations	203,200	(3,061)	288,167	(9,629)	491,367	(12,690)
Mortgage-backed securities	40,244	(547)	294,590	(11,163)	334,834	(11,710)
Corporate bonds and notes	178,799	(2,438)	159,595	(4,223)	338,394	(6,661)

Total temporarily impaired securities	$422,531	($6,051)	$746,302	($25,115)	$1,168,833	($31,166)

U.S. Treasury securities and U.S. government agency obligations. The unrealized losses on the Company’s investments in U.S. Treasury securities and direct obligations of U.S. government agencies were caused by interest rate increases. The Company has the ability and intent to hold these investments until a recovery of their amortized cost, which may be at maturity, and does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

Mortgage-backed securities. The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The decline in market value is attributable to changes in interest rates and not credit quality. The Company has the ability and intent to hold these investments until a recovery of their amortized cost, which may be at maturity, and does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

Corporate bonds and notes. The Company’s unrealized loss on investments in corporate bonds and notes was caused by a general increase in market interest rates. Included are 31 issuers with a carrying value of $286 million and a fair value of $281 million. These bonds have at least an S&P rating of A- and a Moody’s rating of A3. The Company has the ability and intent to hold these investments until a recovery of their amortized cost, which may be at maturity, and does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

Note 4 LOANS

The Company’s lending activities are conducted primarily in Vermont, New Hampshire, Massachusetts and Maine, with additional activity relating to nearby market areas in New York, Connecticut and Quebec. The Banks make single-family and multi-family residential loans, commercial real estate loans, commercial & industrial loans, and a variety of consumer loans and municipal loans. In addition, the Banks make loans for the construction of residential homes, multi-family and commercial properties, and for land development.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major classifications of loans at December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Commercial & industrial	$853,839	$848,420
Municipal	141,522	160,357
Multi-family	216,049	196,590
Commercial real estate	1,942,685	1,778,202
Construction	232,000	192,165
Residential real estate	751,450	737,462
Home equity credit lines	322,124	316,465
Consumer	237,541	257,829

Total loans	4,697,210	4,487,490
Allowance for loan losses	(62,160)	(60,822)

Net loans	$4,635,050	$4,426,668

Loans held for sale	$17,354	$19,737

Changes in the allowance for loan losses are summarized as follows:

	2006	2005	2004
	(in thousands)
Balance at beginning of year	$60,822	$59,031	$57,464
Provision for loan losses	6,920	5,154	4,377
Loan recoveries	3,206	3,812	4,340
Loans charged off	(8,788)	(5,975)	(7,150)
Transferred to liability for unfunded commitments	—	(1,200)	—

Balance at end of year	$62,160	$60,822	$59,031

The principal amount of loans on nonaccrual status was $20,093,800 and $15,819,400 at December 31, 2006 and 2005, respectively. At the end of 2006 and 2005, the Company had no loans whose terms had been substantially modified in troubled debt restructurings.

The amount of interest which was not earned but which would have been earned had nonaccrual loans performed in accordance with their original terms and conditions were as follows:

	2006	2005	2004
	(in thousands)
Interest income in accordance with original loan terms	$2,066	$1,895	$1,762
Interest income recognized	650	564	359

Reduction in interest income	$1,416	$1,331	$1,403

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information regarding loans that were considered to be impaired under SFAS 114 is as follows:

	December 31,
	2006	2005	2004
	(in thousands)
Investment in impaired loans	$12,941	$8,076	$15,211
Impaired loans with no specific reserve	11,852	4,581	8,670
Impaired loans with a specific reserve	1,089	3,495	6,541
Specific reserve for impaired loans	231	1,061	2,040
Average investment in impaired loans during the year	15,853	11,915	15,024
Cash-basis interest income recognized during the year	—	143	2
Accrual-basis interest income recognized during the year	—	—	—

Residential mortgage loans serviced for others, which are not reflected in the consolidated balance sheets, totaled approximately $2.037 billion and $2.098 billion at December 31, 2006 and 2005, respectively. No recourse provisions exist in connection with such servicing.

The following table is a summary of activity for mortgage servicing rights purchased and originated for the three years ended December 31, 2006:

	Purchased	Originated	Total
	(in thousands)
Balance at December 31, 2003	$573	$11,692	$12,265
Additions	—	5,090	5,090
Amortization	(551)	(6,669)	(7,220)
Recovery of impairment	388	1,303	1,691

Balance at December 31, 2004	$410	$11,416	$11,826
Additions	—	5,619	5,619
Amortization	(177)	(3,907)	(4,084)
Recovery of impairment	78	302	380

Balance at December 31, 2005	$311	$13,430	$13,741
Additions	—	3,931	3,931
Amortization	(83)	(3,451)	(3,534)
Recovery of impairment	5	12	17

Balance at December 31, 2006	$233	$13,922	$14,155

SFAS 140 requires enterprises to measure the impairment of servicing assets based on the difference between the carrying amount of the servicing rights and their current fair value. Fair value is measured as the discounted cash flow of future servicing income expected to be received based upon market conditions at the time the estimate is made. Significant assumptions made by management at December 31, 2006 include the weighted average discount rate (9.8%), weighted average prepayment speed (226 PSA/13.56 CPR), weighted average servicing fee (25.60 basis points) and net cost to service loans ($17/loan). Based upon these assumptions, the Company calculated the fair value of its servicing rights to be $19.382 million at December 31, 2006.

The Company stratifies its servicing portfolio based upon interest rate (in increments of 50 basis points) and original loan term (primarily 15 and 30 year). The estimated market value of capitalized servicing rights may vary significantly in subsequent periods primarily due to changing market interest rates, and their effect on prepayment speeds, and discount rates. At December 31, 2006 and 2005, the impairment valuation allowance was $622,000 and $639,000, respectively.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated sensitivity of the current fair value of the mortgage servicing rights portfolio to changes in interest rates at December 31, 2006, was as follows:

Change in Market Interest Rates	Change in fair value (in thousands)
+25 bps	1,050
+50 bps	2,028
+100 bps	3,613
+200 bps	5,552
–25 bps	(1,171)
–50 bps	(2,305)
–100 bps	(4,313)
–200 bps	(6,967)

The sensitivities in the table above are hypothetical and should be used with caution. The effect of a variation in a particular assumption on the fair value of the mortgage servicing right is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Because the amount recognized on the Company’s balance sheet is at the lower of cost or market (fair value), changes in the calculated fair value of mortgage servicing rights will not necessarily translate to a corresponding change in the amount shown on the balance sheet.

Note 5 PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2006 and 2005 are summarized as follows:

	2006	2005	Estimated Original Useful Lives
	(in thousands)
Land	$12,616	$12,672	—
Buildings and improvements	62,085	62,734	25-50 years
Leasehold improvements	14,206	13,625	2-50 years
Furniture and equipment	54,740	52,851	3-15 years
Construction in progress	1,119	406	—

Premises and equipment, gross	144,766	142,288
Accumulated depreciation and amortization	(77,730)	(72,557)

Premises and equipment, net	$67,036	$69,731

Total depreciation expense amounted to approximately $7,427,000, $8,066,000 and $7,977,000 in 2006, 2005 and 2004.

The Company is obligated under various noncancelable operating leases for premises and equipment expiring in various years through 2021. Total lease expense, net of income from subleases, amounted to approximately $4,480,000, $4,518,000 and $4,560,000 in 2006, 2005, and 2004, respectively.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum rental commitments for noncancelable operating leases on premises and equipment with initial or remaining terms of one year or more at December 31, 2006 are as follows:

Year	Lease Obligations
(in thousands)
2007	$5,013
2008	3,563
2009	2,848
2010	2,513
2011	2,135
Thereafter	7,568

Total minimum lease payments	$23,640

Note 6 BORROWINGS

Borrowings at December 31, 2006 and 2005 consisted of the following:

	2006	2005
	(in thousands)
Securities sold under agreements to repurchase	$73,611	56,315
Trust preferred securities	125,000	125,000
Bank revolving debt @ 5.03%	8,328	3,273
Note Payable, 7.87% in 2006 and 6.18% in 2005, due January 1, 2015	259	290
FHLB Advances:
Maturing December 27, 2010 @ 4.80% (called 6/26/06)	—	20,000
Maturing April 19, 2011 @ 3.50%	1,368	1,416
Maturing August 1, 2011 @ 5.00%	560	560
Maturing January 17, 2012 @ 3.95% (called 1/17/06)	—	20,000
Maturing December 29, 2023 @ 0.13%	452	469
Maturing July 1, 2026 @ 0.1%	169	—
Maturing July 1, 2026 @ 2.50%	273	—

Total Borrowings	$210,020	$227,323

Securities sold under agreements to repurchase are collateralized by U.S. Treasury and agency securities, mortgage-backed securities and corporate notes or bonds. These assets had a carrying value and a market value of $82,254,000 and $78,369,000, respectively, at December 31, 2006, and $63,802,000 and $61,418,000, respectively, at December 31, 2005. The borrowings from the Federal Home Loan Bank of Boston are secured by residential mortgage loans held in the Company’s loan portfolio.

The following information relates to securities sold under agreements to repurchase:

	2006	2005	2004
	(in thousands)
Average balance outstanding during the year	$86,045	$86,701	$73,860
Average interest rate during the year	3.39%	1.73%	0.84%
Maximum amount outstanding at any month-end	$138,773	$149,750	$79,365

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following information relates to FHLB borrowings:

	2006	2005	2004
	(in thousands)
Average balance outstanding during the year	$13,166	$52,365	$52,942
Average interest rate during the year	4.39%	4.30%	4.47%
Maximum amount outstanding at any month-end	$22,440	$52,533	$52,535

On May 21, 2002, a wholly-owned subsidiary of the Company, Chittenden Capital Trust I (the “Trust”), issued $125 million of 8% trust preferred securities (“TPS”) to the public and invested the proceeds from this offering in an equivalent amount of junior subordinated debentures issued by the Company. These debentures are the sole asset of the trust subsidiary. The proceeds from the offering, which was net of $4.5 million of issuance costs, were used as the cash consideration in the Granite Bank acquisition. The TPS pay interest quarterly, are mandatorily redeemable on July 1, 2032 and may be redeemed by the Trust at par any time on or after July 1, 2007. The Company has fully and unconditionally guaranteed the TPS issued by the Trust.

Concurrent with the issuance of these securities, the Company entered into interest rate swap agreements with two counterparties, in which the Company received 8% fixed on the notional amount of $125 million, while paying the counterparties a variable rate based on the three month LIBOR (London Interbank Offered Rate), plus approximately 122 basis points. In August 2006, the Company terminated the interest rate swap agreements with both counterparties and settled with a final payment of interest and termination fees of $372,000.

The following information relates to TPS borrowings:

	2006	2005	2004
	(in thousands)
Average balance outstanding during the year	$125,000	$125,000	$125,000
Average effective interest rate during the year (net of interest rate swaps)	6.84%	4.58%	2.73%
Maximum amount outstanding at any month-end	$125,000	$125,000	$125,000

Note 7 INCOME TAXES

Income tax expense consists of the following:

	2006	2005	2004
	(in thousands)
Current payable
Federal	$38,461	$44,668	$35,070
State	4,340	3,968	3,927

	42,801	48,636	38,997
Deferred (prepaid)
Federal	(2,300)	(4,921)	13
State	(65)	(472)	(354)

	(2,365)	(5,393)	(341)

Income tax expense	$40,436	$43,243	$38,656

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Current income taxes payable, included in other liabilities, was $3,813,000 at December 31, 2006, compared to a current income taxes receivable, included in other assets of $2,285,000 at December 31, 2005.

The following is a reconciliation of the provision for Federal income taxes, calculated at the statutory rate, to the recorded income tax expense:

	2006	2005	2004
	(in thousands)
Computed tax at statutory Federal rate of 35%	$44,067	$43,849	$38,968
Increase (decrease) in taxes from:
Amortization of intangible assets	—	98	98
Tax-exempt interest, net	(1,928)	(1,506)	(954)
Dividends received deduction	—	—	(13)
State taxes, net of Federal tax benefit	2,779	2,219	2,320
Tax credits	(4,324)	(2,034)	(2,169)
Other, net	(158)	617	406

Total	$40,436	$43,243	$38,656

Effective income tax rate	32.12%	34.52%	34.72%

The components of the net deferred tax asset at December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Allowance for loan losses	$23,297	$22,630
Deferred compensation and pension	3,552	3,832
Depreciation	(2,862)	(2,256)
Accrued liabilities	—	(1,028)
Unrealized losses on securities available for sale	10,027	10,694
Basis differences, purchase accounting	(2,401)	(2,954)
Core deposit intangible	(4,738)	(4,690)
Lease financing	(9)	(333)
Mortgage servicing	(5,073)	(4,803)
Stock based compensation	5,166	8,866
Other	2,921	(1,002)

	$29,880	$28,956

Note 8 STOCKHOLDERS’ EQUITY

Treasury Stock

During 2006, the Company repurchased a total of 1.8 million shares of common stock. On October 20, 2005, the Company announced that the Board of Directors authorized the repurchase of up to 1,000,000 shares of the Company’s common stock in negotiated transactions or open market purchases. Chittenden repurchased all of those shares by June 30, 2006. On July 19, 2006 the Board of Directors authorized the repurchase of an additional 1,000,000 shares of the Company’s common stock. The Company repurchased 800,000 of this second authorization during 2006.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dividends

Dividends paid by the Banks are the primary source of funds available to the Company for payment of dividends to its stockholders and for other corporate needs. Applicable federal and state statutes, regulations, and guidelines impose restrictions on the amount of dividends that may be declared by the Banks. The Company paid dividends to stockholders’ of $36.2 million, $33.4 million and $31.9 million, which represented $0.78, $0.72, and $0.70 per share during 2006, 2005, and 2004, respectively.

Earnings Per Share

The following table summarizes the calculation of basic and diluted earnings per share:

	2006	2005	2004
	(in thousands except per share information)
Net income	$85,468	$82,039	$72,680

Weighted average common shares outstanding	46,235	46,503	46,106
Dilutive effect of common stock equivalents	567	548	625

Weighted average common and common equivalent shares	46,802	47,051	46,731

Basic earnings per share	$1.85	$1.76	$1.58
Dilutive effect of common stock equivalents	(0.02)	(0.02)	(0.02)

Diluted earnings per share	$1.83	$1.74	$1.56

The following table summarizes options that could potentially dilute earnings per share in the future which were not included in the computation of the common stock equivalents because to do so would have been antidilutive:

	2006	2005	2004
Anti-dilutive options	860,990	445,725	449,414
Weighted average exercise price	$29.51	$29.90	$29.90

Accumulated Other Comprehensive Income

Comprehensive income is the total of net income and all other non-owner changes in equity. The Company has chosen to display comprehensive income in the Consolidated Statements of Changes in Stockholders’ Equity. The following table summarizes reclassification detail for other comprehensive income for the years ended December 31:

	2006	2005	2004
	(in thousands)
Unrealized gains (losses) on securities available for sale, net of tax	$2,071	($19,632)	($13,405)
Reclassification adjustment for realized (gains) losses arising during period, net of tax	(7)	(4)	(1,518)
Adoption of SFAS 158 pension liability, net of tax	(7,102)	—	—
Foreign currency translation adjustments	(2)	(4)	—

Total accumulated other comprehensive income	($5,040)	($19,640)	($14,923)

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9 STOCK PLANS

The Company has two stock option plans: The Stock Incentive Plan, and the Directors’ Omnibus Long-term Incentive Plan. Effective January 1, 2006, the Company adopted SFAS 123R using the modified retrospective method to account for share-based payments to employees and the Company’s Board of Directors. In accordance with the modified retrospective method, the Company has adjusted previously reported results to reflect the effect of expensing stock options granted during those periods. The cumulative adjustment associated with the adoption of SFAS 123R increased the Company’s deferred tax asset $4.2 million, surplus $19.8 million and decreased retained earnings $15.6 million as of the quarter ended March 31, 2006.

Under the plans there are various types of stock incentives, including, but not limited to options; restricted stock which vests after a specified period of time; unrestricted stock awards; and performance awards. The primary type of share-based payment utilized by the Company is stock options. Stock options are awards which allow the employee to purchase shares of the Company’s stock at a fixed price. In accordance with Chittenden’s Stock Incentive Plan, stock options are granted at an exercise price equal to the Company stock price at the date of grant. Prior to 2006, the stock options issued by the Company generally vested immediately at the time of issuance. In 2006, the Company’s Board of Directors changed this practice and vested the new option grants over one year. There were a total of 7,688,324 shares at December 31, 2006 and 2005 available to be issued under the plans and 6,163,698 and 5,636,131 had been issued at each of these dates.

The Company has a Performance Share Program that governs Performance Share Awards under the Stock Incentive Plan. Performance awards consist of shares of the Company’s common stock to be issued at the conclusion of the three-year performance cycle provided that performance goals are met as measured by one or more of the following: corporate profitability, EPS, ROE and/or other measures as deemed relevant by the Executive Committee. In 2006 and 2005, targets of 45,500 and 41,460 Performance Shares were set that could be earned at the end of the three-year performance cycle if the performance measures are attained. The plan is a leveraged plan meaning that if the Company is ranked in the 100th percentile versus its comparison group, up to 150% of the targeted amount of shares could be earned. In order to earn the full target award of 45,500, the Company would need to be ranked in the 75th percentile. If the Company is not ranked in at least the 25th percentile, no shares will be awarded. Notwithstanding these guidelines, the Board of Directors has the authority to reduce, but not increase, these awards if they deem it to be appropriate in the circumstances. Salary expenses related to the performance shares were $855,000 in 2006.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize information regarding the Company’s stock option plans:

	Weighted Average Exercise Price Per Share	Options
December 31, 2003	$21.09	3,105,612
Granted	27.71	771,226
Exercised	18.35	(529,292)
Expired	28.83	(313)

December 31, 2004	23.07	3,347,233
Granted	24.52	485,050
Exercised	21.66	(452,184)
Expired	6.53	(6,476)

December 31, 2005	23.49	3,373,623
Granted	29.11	489,500
Exercised	22.86	(299,887)
Forfeited	29.11	(7,125)
Expired	29.45	(19,125)

Outstanding at December 31, 2006	24.28	3,536,986
Exercisable at December 31, 2006	$24.28	3,536,986

OPTIONS OUTSTANDING AND EXERCISABLE

December 31, 2006

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Outstanding	Weighted Average Exercise Price
$14.62 - $19.97	579,876	4.43	$18.99	579,876	$18.99
$20.15 - $21.71	455,165	4.52	$20.91	455,165	$20.91
$21.83 - $22.93	455,781	4.78	$22.70	455,781	$22.70
$23.23 - $24.50	638,580	7.56	$24.01	638,580	$24.01
$24.60 - $26.73	527,850	6.57	$26.08	527,850	$26.08
$27.06 - $28.75	42,967	1.33	$28.01	42,967	$28.01
$29.11 - $29.11	451,875	9.21	$29.11	451,875	$29.11
$29.20 - $36.02	384,892	6.76	$30.03	384,892	$30.03

$14.62 - $36.02	3,536,986	6.20	$24.28	3,536,986	$24.28

The Company estimates the fair value of stock option grants using the Black-Scholes valuation model and the key input assumptions are: expected volatility, expected term of option, risk-free interest rate and dividend yield. Expected volatility estimates are developed by the Company based on historical volatility of the Company’s stock. The Company uses historical data to estimate the expected term of the options. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield in effect at the grant date. The dividend yield represents the expected dividends on the Company stock. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are consistent with SFAS 123R. Estimates of fair value are not intended to predict the actual future value ultimately realized by employees who receive share-based awards, and subsequent events are not indicative of the reasonableness of original estimates of fair value made by the Company under SFAS 123R.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the key input assumptions for the Black-Scholes valuation model for grants in 2006, 2005 and 2004:

	2006	2005	2004
Expected term (years)	4.79	4.76	4.67
Volatility	24.67	21.97	22.45
Risk-free interest rate	4.71%	3.78%	3.25%
Dividend yield	2.47%	2.91%	2.63%
Fair value per share	$6.55	$4.36	$5.55

The total intrinsic value (market value on date of exercise less grant price) of options exercised during the twelve months ended December 31, 2006, 2005 and 2004, was $1.9 million, $3.1 million, and $4.6 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2006, 2005, and 2004 was approximately $6.8 million, $9.3 million and $9.7 million, respectively. The tax benefit realized as a result of the stock option exercises was $619,000 in 2006 compared with $1.1 million in 2005 and $1.6 million in 2004.

The total compensation costs related to options were $3.2 million, $2.1 million and $3.8 million during 2006, 2005, and 2004, respectively. These amounts are included in salary expense in the accompanying consolidated Statements of Income.

Note 10 EMPLOYEE BENEFITS

Pension Plan

The Company sponsors a qualified defined benefit pension plan that covers substantially all of its employees who meet minimum age and service requirements.

In 2005, the Board of Directors approved changes to the Company’s retirement program. As a result, on December 31, 2005, benefits accrued under the defined benefit Pension Account Plan were frozen based on participants’ current service and pay levels. Effective January 1, 2006, the Company’s annual contribution to the Incentive Savings and Profit Sharing Plan (401(k) Plan) was enhanced for all eligible employees.

The changes in the benefit obligation for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Projected benefit obligation at beginning of year	$67,068	$71,378
Service cost	995	4,189
Interest cost	3,843	4,030
Actuarial loss	(2,044)	1,901
Disbursements	(2,710)	(3,751)
Curtailment	—	(10,679)

Projected benefit obligation at end of year	$67,152	$67,068

Accumulated Benefit obligation at end of year	$67,152	$67,068

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Weighted-average assumptions used in determining pension obligations for the years ended December 31:

	2006	2005
Discount rate	6.00%	5.75%
Rate of compensation increase	N/A	4.50%

The changes in the plan assets for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Fair value of assets at beginning of year	$73,076	$64,450
Actual return on plan assets	5,216	4,877
Company contributions	1,500	7,500
Disbursements	(2,710)	(3,751)

Fair value of assets at end of year	$77,082	$73,076

The asset allocation for the Company’s pension plan at December 31, 2005 and 2006, and the target asset allocation for 2007, by asset category are as follows:

Asset Category	2005	2006	Target Asset Allocation 2007
Equity securities	67%	63%	40-75%
Debt securities	20%	17%	20-55%
Cash	13%	20%	0-20%

Total	100%	100%

Chittenden uses a measurement date of September 30 for its pension plan.

The Company’s investment policy seeks to achieve long-term capital growth to enable the plan to meet its future benefit obligations to participants and to maintain liquidity sufficient to cover plan distributions without exposing the Company to undue investment risk. The Retirement Plan Committee is responsible for overseeing the investment performance of the plan, including evaluating the performance of the investment managers. The Committee is also responsible for periodically reviewing the plan’s investment objectives and guidelines to ensure they remain appropriate.

Funded status, end of year:

	2006	2005
	(in thousands)
Fair value of plan assets	$77,082	$73,076
Projected benefit obligation	(67,152)	(67,068)

Funded status	9,930	6,008
Prior service cost not yet recognized in net periodic pension cost	N/A	—
Unrecognized net loss from actual experience versus assumptions	N/A	13,325

Amount recognized, end of year	$9,930	$19,333

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts recognized in the statement of financial position:

	2006	2005
	(in thousands)
Noncurrent asset	$9,930	$—
Prepaid benefit cost	—	19,333

Total	$9,930	$19,333

Amounts recognized in accumulated other comprehensive income (pretax):

	2006	2005
	(in thousands)
Net actuarial loss / (gain)	$11,136	N/A
Prior service cost / (credit)	—	N/A
Transition obligation / (asset)	—	N/A

Accumulated other comprehensive income	$11,136	N/A

At the end of 2006 and 2005, the projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for the pension plan with a projected benefit obligation in excess of plan assets and for the pension plan with an accumulated benefit obligation in excess of plan assets were as follows:

	Projected Benefit Obligation exceeds the Fair Value of Plan Assets		Accumulated Benefit Obligation exceeds the Fair Value of Plan Assets
	2006	2005	2006	2005
Projected benefit obligation	N/A	N/A	N/A	N/A
Accumulated benefit obligation	N/A	N/A	N/A	N/A
Fair value of plan assets	N/A	N/A	N/A	N/A

Benefit disbursements and employer contributions for the years ended December 31, 2005 and 2006, and expected benefit disbursements and contributions for 2007 are as follows:

	2005	2006	Projected 2007
Benefit disbursements	$3,751	$2,710	$3,300
Employer contribution	7,500	1,500	—

Expected Cash Flows

Due to recent contributions made in excess of the minimum required amounts, the Company does not anticipate a required contribution during 2007.

Expected benefit payments:	Pension Benefits
2007	$3,300
2008	4,100
2009	4,600
2010	4,800
2011	4,900
Thereafter	27,900

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net pension expense components included in employee benefits in the consolidated statements of income are as follows:

	December 31,
	2006	2005	2004
	(in thousands)
Service cost	$995	$4,189	$3,419
Interest cost	3,843	4,030	3,697
Expected return on plan assets	(5,201)	(4,803)	(4,451)

Net amortization:
Prior service cost	—	(380)	(640)
Net actuarial loss	131	816	468
Transition amount	—	—	(112)

Total amortization	131	436	(284)
Curtailment (gain)	—	(1,531)	—

Net pension expense (income)	$(232)	$2,321	$2,381

Weighted-average assumptions used to determine net cost:

	2006	2005	2004
Discount rate	5.75%	5.75% / 5.25%*	6.00%
Expected long term return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	4.50%	4.50%	4.50%

*	5.75% was used to determine cost for the first eight months of 2005. As of May 31, 2005, the plan was remeasured due to the Company’s decision to change the delivery mechanism, effective January 1, 2006, for its employees’ pension benefit by redirecting it through the Company’s 401(k) plan. 5.25% was used to determine cost for the last four months of 2005.

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are as follows:

Net actuarial loss / (gain)	$126
Prior service cost / (credit)	—
Transition obligation / (asset)	—

Accumulated other comprehensive income	$126

Based on a representative allocation within the target asset allocation described above, management expects an annual long-term return for its portfolio of 7.25%. In formulating this assumed long-term rate of return, the Company considered historical returns by asset category and expectations for future returns by asset category based, in part, on simulated capital market performance over the next 15 years. Resulting expected returns by asset category have been weighted based on the target asset allocation to produce the weighted average assumption of 7.25%.

Amounts resulting from changes in actuarial assumptions used to measure the Company’s benefit obligations are not recognized as they occur, but are amortized systematically over subsequent periods.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CTC has supplemental pension arrangements with certain retired employees. The liability, included in accrued expenses and other liabilities, related to such arrangements was $1,149,000 and $1,297,000 at December 31, 2006 and 2005, respectively.

The Company has established a supplemental executive retirement plan (SERP) for members of the executive management group. This unfunded plan is intended to cover only those benefits excluded from coverage under the Company’s qualified defined benefit pension plan as a result of IRS regulations. The design elements of this SERP mirror those of the Company’s qualified plan. In addition to the SERP, the Company has a separate arrangement with its Chief Executive Officer under which contributions are accrued based upon the Company’s return on equity (ROE). A ROE of 10% is the minimum threshold at which any contribution will be made. Benefits are payable upon attaining the age of 55, except in the event of death or disability. The liability related to the CEOs SERP, included in accrued expenses and other liabilities was $3,675,000 and $3,258,000 at December 31, 2006 and 2005, respectively. Expenses related to this plan were $417,385, $265,000 and $377,000 in 2006, 2005 and 2004, respectively.

Other Benefit Plans

The Company has an incentive savings and profit sharing plan to provide eligible employees with a means to invest a portion of their earnings for retirement. Eligible employees of the Company may contribute, by salary reductions, up to 6% of their compensation as a basic employee contribution and may contribute up to an additional 20% of their compensation as a supplemental employee contribution. Investment in the Company’s common stock is one of the investment options available to employees; however, there are no restrictions on transfers or required holding periods.

During the three year period ended December 31, 2006, the Company made incentive savings contributions in amounts equal to 35% of each employee’s basic contribution, which was charged to benefits expense.

Year	35% Contribution
2006	$1,361,000
2005	1,320,000
2004	1,322,000

The Company may also make an additional matching contribution (profit-sharing) to the incentive savings and profit sharing plan based on the extent to which the annual corporate profitability goals established by the Board of Directors are met. Benefits expense related to the additional matching contribution totaled:

Year	Profit Sharing Contribution
2006	$775,000
2005	922,000
2004	376,000

The following table reflects the shares of the Company’s common stock that were purchased through the incentive savings and profit sharing plan, during each of the last three years:

Year	Shares
2006	140,952
2005	122,226
2004	123,212

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has established a supplemental executive savings plan. This plan is intended to cover only those benefits excluded from coverage under the Corporation’s qualified incentive savings and profit sharing plan as a result of IRS regulations. Any contributions under this supplemental plan, when combined with the regular pre-tax contributions shall not exceed 16% of the individual’s earnings. Benefit expense related to this plan was $87,000, $110,000 and $12,000 in 2006, 2005 and 2004, respectively.

The Company also has an Executive Management Incentive Compensation Plan. Executives at defined levels of responsibility are eligible to participate in the plan. Incentive award payments are determined on the basis of corporate and group profitability, relative performance within a defined peer group and individual performance. Awards may range from zero to 100% of annual compensation. Expenses for this plan totaled $2,058,000, $2,235,000 and $715,000 in 2006, 2005, and 2004, respectively.

The Company has a Directors’ Deferred Compensation Plan. Under the plan, Directors may defer fees and retainers that would otherwise be payable currently. Deferrals may be made to an uninsured interest bearing account or to an account recorded in equivalents of the Company’s common stock. Directors are required to defer 50% of their compensation (and may defer as much as 100%) in the equivalent of the Company’s common stock. Expenses for this plan totaled $1,365,000, $1,256,000, and $1,189,000 for 2006, 2005, and 2004, respectively. Based on these elections, shares that could be issued under the plan totaled 417,299 at December 31, 2006.

Note 11 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, to meet customers’ financing needs and to reduce their own exposure to fluctuations in interest rates, the Banks are parties to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Banks’ exposure to credit loss in the event of nonperformance by the other party for loan commitments and standby letters of credit is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, plant and equipment, and real estate.

Commitments to originate loans, unused lines of credit, and unadvanced portions of commercial real estate and construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial instruments whose contractual amounts represent off-balance sheet risk at December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Loan Commitments
Commitments to originate new loans	$129,487	$120,635
Unused home equity lines of credit	405,432	365,040
Unadvanced portions of C&I loans	479,263	435,697
Unadvanced portions of commercial real estate and construction loans	212,774	245,523
Unused portions of business credit card lines	57,557	55,393

Standby Letters of Credit
Notional amount collateralized by cash	64,021	65,345
Notional amount of other standby letters of credit	41,278	32,430
Liability associated with letters of credit recorded on balance sheet	926	669

Other Commitments
Equity investment commitments	13,476	13,186

Note 12 COMMITMENTS AND CONTINGENCIES

The Federal Reserve System requires nonmember banks to maintain certain reserve requirements of vault cash and/or deposits with the Federal Reserve Bank of Boston. The amount of this reserve requirement, included in cash and cash equivalents, was $31,802,000 and $29,483,000 at December 31, 2006 and 2005, respectively.

The Company has entered into severance agreements with the Chief Executive Officer and several members of senior management. These agreements are triggered by a change of control under certain circumstances. Payments are equal to two times (2.99 times for the CEO) the amount of the highest base salary and target bonus in effect at or following a change in control; two times (2.99 times for the CEO) the amount of the Core Contribution that would have been contributed on the officer’s behalf under the Chittenden Corporation Incentive Savings and Profit Sharing Plan in the event the officer had continued employment until the end of the then current year; two times (2.99 times for the CEO) the amount of the 401(k) match, the profit sharing portion of the 401(k) contribution and the amount of the 401(k) restoration payment, if any, that would have been contributed on behalf of the officer in the event the officer had continued employment until the end of the then current year; and two times (2.99 times for the CEO) the amount that would have been contributed on behalf of the officer under the supplemental executive retirement plan for members of the executive management group in the event the officer had continued employment until the end of the then current year.

Various legal claims against the Company arising in the normal course of business were outstanding at December 31, 2006. Management, after reviewing these claims with legal counsel, is of the opinion that the resolution of these claims will not have a material effect on the financial condition or results of operations of the Company.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13 OTHER NONINTEREST EXPENSE

The components of other noninterest expense for the years presented are as follows:

	2006	2005	2004
	(in thousands)
Legal and accounting	$2,556	$3,631	$2,695
Marketing	4,471	3,247	3,466
Software and supplies	7,335	7,344	7,845
Net OREO and collection expenses	123	(51)	(617)
Telephone	2,033	2,438	2,829
Postage	2,594	2,454	2,865
Outside services	2,251	2,101	2,430
Franchise tax	3,230	3,012	2,977
Other	16,240	17,632	14,082

	$40,833	$41,808	$38,572

Note 14 FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents

The carrying amounts for cash and cash equivalents approximate fair value because they mature in 90 days or less and do not present unanticipated valuation risk.

Securities

The fair value of investment securities, other than Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank (FRB) stock, is based on quoted market prices. The carrying value of FHLB and FRB stock represents its redemption value.

Loans

Fair values are estimated for portfolios of loans with similar financial and credit characteristics. The loan portfolio was evaluated in the following segments: 1) commercial loans which include commercial & industrial, municipal, multi-family, commercial real estate and construction and 2) residential real estate loans including home equity credit lines.

The fair value of performing commercial loans is estimated by discounting cash flows through the estimated maturity using discount rates that reflect the expected maturity, credit and interest rate risk inherent in such loans. The fair value of nonperforming commercial loans is estimated using historical net charge-off experience applied to the nonperforming balances. For performing residential real estate loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value of municipal loans is estimated to be equal to amortized cost since most of these loans mature within nine months. The fair value of consumer loans is estimated based on secondary market prices for asset-backed securities with similar characteristics.

Mortgage Servicing Rights

The fair value is estimated by discounting the future cash flows through the estimated maturity of the underlying mortgage loans.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposits

The fair value of deposits with no stated maturity is equal to the amount payable on demand, that is, the carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate used is based on the estimated rates currently offered for deposits of similar remaining maturities.

Borrowings

The fair value of long-term debt is based upon the discounted value of contractual cash flows using a discount rate consistent with currently offered rates of similar duration.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

Assumptions

Fair value estimates are made at a specific point in time, based on relevant market information and information about specific financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Banks’ entire holdings of a particular financial instrument. Because no active observable market exists for a significant portion of the Banks’ financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$199,358	$199,358	$180,707	$180,707
Securities available for sale	1,137,352	1,137,352	1,383,909	1,383,909
FRB and FHLB stock	13,403	13,403	19,352	19,352
Loans, net	4,635,050	4,641,182	4,426,668	4,403,151
Loans held for sale	17,354	17,354	19,737	19,737
Mortgage servicing rights	14,155	19,382	13,741	21,464
Financial liabilities:
Deposits:
Demand	966,758	966,758	973,752	988,096
Savings	468,294	468,294	489,734	489,734
NOW	861,435	861,435	861,000	861,000
CMA / money market	1,655,349	1,655,349	1,749,878	1,749,878
Certificates of deposit less than $100,000	848,814	846,796	814,289	810,778
Certificates of deposit of $100,000 and over	678,243	676,926	625,682	623,959
Borrowings	210,020	209,669	227,323	227,201
Commitments	926	849	669	704

Note 15 PARENT COMPANY FINANCIAL STATEMENTS

Chittenden Corporation (Parent Company Only)

BALANCE SHEETS

	December 31,
	2006	2005
	(in thousands)
Assets
Cash and cash equivalents	$106,986	$88,657
Investment in subsidiaries	721,607	729,784
Other assets	10,778	15,217

Total assets	$839,371	$833,658

Liabilities and stockholders’ equity
Liabilities
Accrued expenses and other liabilities	43,285	37,268
Other borrowings	125,000	125,000

Total liabilities	168,285	162,268

Total stockholders’ equity	671,086	671,390

Total liabilities and stockholders’ equity	$839,371	$833,658

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Operating income:
Dividends from bank subsidiaries	$102,420	$46,525	$49,525
Interest income	147	—	—

Total operating income	102,567	46,525	49,525

Operating expense:
Interest expense	9,599	6,682	4,284
Other operating expense	1,683	4,355	5,004

Total expense	11,282	11,037	9,288

Income before income taxes and equity in undistributed earnings of subsidiaries	91,285	35,488	40,237
Income tax benefit	4,341	4,069	3,332

Income before equity in undistributed earnings of subsidiaries	95,626	39,557	43,569
Equity in undistributed earnings of subsidiaries	(10,158)	42,482	29,111

Net income	$85,468	$82,039	$72,680

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income	$85,468	$82,039	$72,680
Adjustments to reconcile net income to net cash provided by operating activities:
Shares based payment compensation	3,560	2,572	3,841
Equity in undistributed earnings of bank subsidiaries	10,158	(42,482)	(29,111)
Increase (decrease) in other assets	(5,372)	7,302	1,094
Increase in accrued expenses and other liabilities	5,017	6,179	5,873

Net cash provided by operating activities	98,831	55,610	54,377

Cash flows from investing activities:
Investments in and advanced to subsidiaries	—	(10,000)	—

Net cash used in investing activities	—	(10,000)	—

Cash flows from financing activities:
Proceeds from issuance of treasury and common stock	6,835	9,778	9,893
Dividends paid on common stock	(36,194)	(33,454)	(31,889)
Repurchase of common stock	(51,143)	—	—

Net cash used in financing activities	(80,502)	(23,676)	(21,996)

Net increase (decrease) in cash and cash equivalents	18,329	21,934	32,381
Cash and cash equivalents at beginning of year	88,657	66,723	34,342

Cash and cash equivalents at end of year	$106,986	$88,657	$66,723

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16 REGULATORY MATTERS

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Each entity’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2006, that the Company and the Banks meet all capital adequacy requirements.

As of December 31, 2006, the Company and the Banks were “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as adequately or well capitalized, the Company and the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the tables below.

The Company’s and the Banks’ actual capital amounts (dollars in thousands) and ratios are presented in the following tables:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to Risk Weighted Assets):
Consolidated	$644,613	12.78%	$403,425	8.00%	$504,281	10.00%
Chittenden Trust Company	288,216	11.31	203,891	8.00	254,863	10.00
Bank of Western Massachusetts	74,745	11.17	53,513	8.00	66,891	10.00
Flagship Bank and Trust	46,999	11.17	33,451	8.00	41,814	10.00
Maine Bank & Trust	35,311	11.18	25,263	8.00	31,579	10.00
Ocean National Bank	125,142	11.02	90,883	8.00	113,604	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	582,892	11.56	201,778	4.00	302,667	6.00
Chittenden Trust Company	258,112	10.13	101,945	4.00	152,918	6.00
Bank of Western Massachusetts	66,366	9.92	26,813	4.00	40,219	6.00
Flagship Bank and Trust	41,608	9.95	16,726	4.00	25,088	6.00
Maine Bank & Trust	31,361	9.93	12,641	4.00	18,961	6.00
Ocean National Bank	110,945	9.77	45,442	4.00	68,162	6.00
Tier 1 Capital (to Average Assets):
Consolidated	582,892	9.24	252,404	4.00	315,505	5.00
Chittenden Trust Company	258,112	7.67	134,596	4.00	168,245	5.00
Bank of Western Massachusetts	66,366	8.87	29,936	4.00	37,420	5.00
Flagship Bank and Trust	41,608	7.92	21,024	4.00	26,280	5.00
Maine Bank & Trust	31,361	8.75	14,334	4.00	17,918	5.00
Ocean National Bank	110,945	8.02	55,342	4.00	69,177	5.00

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total Capital (to Risk Weighted Assets):
Consolidated	$636,520	12.40%	$410,563	8.00%	$513,204	10.00%
Chittenden Trust Company	288,706	10.96	210,794	8.00	263,492	10.00
Bank of Western Massachusetts	68,566	11.02	49,800	8.00	62,250	10.00
Flagship Bank and Trust	46,887	11.31	33,179	8.00	41,474	10.00
Maine Bank & Trust	36,066	11.60	24,876	8.00	31,094	10.00
Ocean National Bank	135,712	11.34	95,749	8.00	119,687	10.00
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	576,059	11.23	205,344	4.00	308,016	6.00
Chittenden Trust Company	258,162	9.80	105,397	4.00	158,095	6.00
Bank of Western Massachusetts	60,766	9.76	24,959	4.00	37,438	6.00
Flagship Bank and Trust	42,543	10.26	16,589	4.00	24,884	6.00
Maine Bank & Trust	32,178	10.35	12,442	4.00	18,662	6.00
Ocean National Bank	121,827	10.18	47,875	4.00	71,812	6.00
Tier 1 Capital (to Average Assets):
Consolidated	576,059	9.21	250,299	4.00	312,874	5.00
Chittenden Trust Company	258,162	7.87	131,285	4.00	164,107	5.00
Bank of Western Massachusetts	60,766	8.95	27,168	4.00	33,959	5.00
Flagship Bank and Trust	42,543	8.05	21,133	4.00	26,417	5.00
Maine Bank & Trust	32,178	9.74	13,222	4.00	16,527	5.00
Ocean National Bank	121,827	8.44	57,731	4.00	72,163	5.00

NOTE 17 BUSINESS SEGMENTS

Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information has established standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the President and Chief Executive Officer of the Company.

The Company has identified Commercial Banking as its reportable operating business segment based on the fact that the results of operations are viewed as a single strategic unit by the chief operating decision-maker. The Commercial Banking segment is comprised of the five Commercial Banking subsidiaries, which provide similar products and services, have similar distribution methods, types of customers and regulatory responsibilities. Commercial Banking derives its revenue from a wide range of banking services, including lending activities, acceptance of demand, savings and time deposits, business services, trust and investment management, brokerage services, mortgage banking, and loan servicing for investor portfolios.

Immaterial operating segments of the Company’s operations, which do not have similar characteristics to the commercial banking operations and do not meet the quantitative thresholds requiring disclosure, are included in the Other category in the disclosure of business segments below. Revenue derived from these segments includes insurance commissions from insurance products and services, as well as other operations associated with the parent holding company. The accounting policies used in the disclosure of business segments are the same as those described in the summary of significant accounting policies.

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present the results of the Company’s reportable operating business segments:

	Commercial Banking	Other (2)	Consolidation Adjustments	Consolidated
Year Ended December 31, 2006
Net interest income (1)	$258,454	$(9,452)	$—	$249,002
Noninterest income:
Investment management income	21,293	—	—	21,293
Service charges on deposits	16,728	—	—	16,728
Mortgage servicing	2,106	—	—	2,106
Gains on sales of loans, net	6,294	—	—	6,294
Gains on sales of securities	—	—	—	—
Loss on prepayment of borrowings	—	—	—	—
Credit card income, net	5,107	—	—	5,107
Insurance commissions, net	—	5,805	—	5,805
Other non-interest income	13,054	(198)	—	12,856

Total non-interest income	64,582	5,607	—	70,189

Total income	323,036	(3,845)	—	319,191
Provision for credit losses	6,920	—	—	6,920
Depreciation and amortization expense	9,670	416	—	10,086
Salaries and employee benefits	99,660	15,712	—	115,372
Other non-interest expense	70,488	(9,579)	—	60,909

Total non-interest expense	179,818	6,549	—	186,367

Income (loss) before income taxes	136,298	(10,394)	—	125,904
Income tax expense (benefit)	44,339	(3,903)	—	40,436

Net income (loss)	$91,959	$(6,491)	$—	$85,468

End of period assets	$6,568,422	$869,466	$(1,006,085)	$6,431,803
End of period loans, net	4,635,050	—	—	4,635,050
End of period deposits	5,509,852	—	(30,959)	5,478,893
Expenditures for long-lived assets	4,686	46	—	4,732

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Commercial Banking	Other (2)	Consolidation Adjustments	Consolidated
Year Ended December 31, 2005
Net interest income (1)	$250,995	$(6,682)	$—	$244,313
Noninterest income:
Investment management income	20,017	—	—	20,017
Service charges on deposits	16,113	—	—	16,113
Mortgage servicing	1,829	—	—	1,829
Gains on sales of loans, net	9,021	—	—	9,021
Gains on sales of securities	6	—	—	6
Loss on prepayment of borrowings	—	—	—	—
Credit card income, net	4,536	—	—	4,536
Insurance commissions, net	—	6,365	—	6,365
Other non-interest income	11,953	124	—	12,077

Total non-interest income	63,475	6,489	—	69,964

Total income	314,470	(193)	—	314,277
Provision for credit losses	5,154	—	—	5,154
Depreciation and amortization expense	10,415	418	—	10,833
Salaries and employee benefits	94,010	17,704	—	111,714
Other non-interest expense	69,986	(8,692)	—	61,294

Total non-interest expense	174,411	9,430	—	183,841

Income (loss) before income taxes	134,905	(9,623)	—	125,282
Income tax expense (benefit)	46,649	(3,406)	—	43,243

Net income (loss)	$88,256	$(6,217)	$—	$82,039

End of period assets	$6,583,160	$871,274	$(980,898)	$6,473,536
End of period loans, net	4,426,668	—	—	4,426,668
End of period deposits	5,602,992	—	(88,657)	5,514,335
Expenditures for long-lived assets	3,465	61	—	3,526

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Commercial Banking	Other (2)	Consolidation Adjustments	Consolidated
Year Ended December 31, 2004
Net interest Income (1)	$229,782	$(4,284)	$—	$225,498
Noninterest income:
Investment management income	21,622	—	—	21,622
Service charges on deposits	17,886	—	—	17,886
Mortgage servicing	159	—	—	159
Gains on sales of loans, net	9,661	—	—	9,661
Gains on sales of securities	2,335	—	—	2,335
Loss on prepayment of borrowings	(1,194)	—	—	(1,194)
Credit card income, net	4,150	—	—	4,150
Insurance commissions, net	—	6,966	—	6,966
Other non-interest income	11,725	95	—	11,820

Total non-interest income	66,344	7,061	—	73,405

Total income	296,126	2,777	—	298,903
Provision for loan losses	4,377	—	—	4,377
Depreciation and amortization expense	10,748	306	—	11,054
Salaries and employee benefits	93,145	17,273	—	110,418
Other non-interest expense	70,230	(8,512)	—	61,718

Total non-interest expense	174,123	9,067	—	183,190

Income (loss) before income taxes	117,626	(6,290)	—	111,336
Income tax expense (benefit)	41,180	(2,524)	—	38,656

Net income (loss)	$76,446	($3,766)	$—	$72,680

End of period assets	$6,166,544	$801,615	($889,854)	$6,078,305
End of period loans, net	4,018,162	—	—	4,018,162
End of period deposits	5,101,453	—	(62,723)	5,038,730
Expenditures for long-lived assets	9,945	173	—	10,118

(1)	The Commercial Banking segment derives a majority of its revenue from net interest income. In addition, management primarily relies on net interest income, not the gross revenue and expense amounts, in managing that segment. Therefore, only the net amount has been disclosed.
(2)	Revenue derived from these non-reportable segments includes insurance commissions from various insurance related products and services, as well as other operations associated with the parent holding company.

Note 18 RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Statement 157 does not require any new fair value measurements, but clarifies and standardizes some divergent practices that have emerged since prior guidance was issued. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact.

In June, 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”). This statement clarifies

CHITTENDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes recognition threshold of more-likely–than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order to be recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 31, 2006. Accordingly, the Company will adopt FIN 48 on January 1, 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment of the Company’s opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position). The Company has assessed the impact of this Interpretation and estimates that the adoption of this standard will not result in a material effect. The Company will implement FIN 48 in the first quarter of 2007.

In March 2006, the FASB also issued Statement of Financial Accounting Standards No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets”. This statement amends Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires companies to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. The statement permits a company to choose either the amortized cost method or fair value measurement method for each class of separately recognized servicing assets. This statement is effective as of the beginning of a company’s first fiscal year after September 15, 2006. The Company has analyzed SFAS 156 and determined that upon adoption it will have no material impact on the reported results of operations or financial conditions. The Company will implement SFAS 156 in the first quarter of 2007.

Note 19 SUBSEQUENT EVENTS

On January 19, 2007, the Company announced that it had signed a definitive merger agreement whereby Chittenden will acquire Merrill Merchants Bancshares, Inc. and its subsidiary, Merrill Merchants Bank, for approximately $111.4 million in cash and stock. The transaction, which is subject to regulatory approval, the approval of Merrill’s Shareholders, and other customary closing conditions, is expected to close in the second quarter of 2007. The acquisition will be accounted for as a purchase. Merrill and its subsidiary, Merrill Merchants Bank, are headquartered in Bangor, Maine. Merrill had total assets of $449 million, $339 million in loans, deposits of $360 million, and $39 million of stockholders’ equity at December 31, 2006 and presently operates 11 banking offices in central and eastern Maine.

On February 14, 2007, the Company issued $125 million of Subordinated Notes due 2017. The notes will bear interest at 5.80% per year from the date of issuance to but excluding February 14, 2012. The notes will mature on February 14, 2017. Beginning February 14, 2012, we may, at our option and subject to prior regulatory approval, redeem some or all of the notes. The Company will use the net proceeds from the sale of the notes for general corporate purposes. Initially the net proceeds may be used to make short-term investments and repay short-term borrowings.

Report of Independent Registered Public Accounting Firm

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CHITTENDEN CORPORATION:

We have completed integrated audits of Chittenden Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Chittenden Corporation (the “Company”) and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Montpelier, VT

February 26, 2007

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

The consolidated financial statements contained in this annual report on Form 10-K have been prepared in accordance with generally accepted accounting principles and, where appropriate, include amounts based upon management’s best estimates and judgments. Management is responsible for the integrity and the fair presentation of the consolidated financial statements and related information.

Management maintains a system of internal controls to provide reasonable assurance that the Company’s assets are safeguarded against loss and that transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. These internal controls include the establishment and communication of policies and procedures, the selection and training of qualified personnel and an internal auditing program that evaluates the adequacy and effectiveness of such internal controls, policies and procedures. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 2006, management believes the internal controls were in place and operating effectively.

The Board of Directors discharges its responsibility for the consolidated financial statements through its Audit Committee, which is comprised entirely of non-employee directors. The Audit Committee meets periodically with management, internal auditors and the independent public accountants. The internal auditors and the independent public accountants have direct full and free access to the Audit Committee and meet with it, with and without management being present, to discuss the scope and results of their audits and any recommendations regarding the system of internal controls.

The independent accountants were engaged to perform an independent audit of the consolidated financial statements. They have conducted their audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) as stated in their report which appears on page 86 and 87.

Paul A. Perrault	Kirk W. Walters
President, Chief Executive Officer and Chair of Board of Directors	Executive Vice President and Chief Financial Officer